UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/03/2011

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2011, the Company announced the appointment of a Chief Financial Officer effective October 1, 2011 and described in this Item 5.02.

(c) The Company announced that it had appointed Samuel W. Duggan as its new Chief Financial Officer, effective October 1, 2011. Mr. Duggan will join the Company on October 3, 2011. The Company is not aware of any (i) family relationship between Mr. Duggan and any director or executive officer of the Company, or (ii) any transactions, proposed transactions, or series of either to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Duggan had, or will have, a direct or indirect material interest. Mr. Duggan's business experience is described in paragraphs two and five of the Company's Press Release, dated October 3, 2011 (the "Press Release"), which is attached hereto as Exhibit 99.1. Paragraphs two and five of the Press Release is incorporated herein by reference.

The Company and Mr. Duggan have entered into an Offer of Employment and an Executive Employment Agreement ("Agreement") effective as of October 1, 2011. In accordance with the terms of the Agreement, Mr. Duggan will be paid a base salary of $270,000 and will be eligible to participate in an annual cash bonus plan that will provide for a bonus opportunity equal to a target of 50% and a maximum of 100% for overachievement, of his then-current base salary, subject to the achievement of Company objectives and performance goals established by the Company's Board of Directors. Such bonus opportunity will be pro-rated for 2011. In addition, upon the commencement of his employment, the Company agreed to grant Mr. Duggan options to purchase up to 175,000 shares of the Company's stock in the form of stock appreciation rights, which shall vest over a period of four years, and 25,000 performance-based restricted shares, which shall vest if certain performance criteria are met.

The Agreement is an at-will employment agreement. If Mr. Duggan is terminated without cause, he will be paid a salary continuation equal to his monthly base salary plus benefits for 12 months. Such payments will be offset by the amount of any compensation received during the severance period from the Company or from another employer or as an independent contractor. In addition, if Mr. Duggan's employment is terminated within a year after a change of control of the Company, he will be paid his monthly base salary plus benefits for a period of 12 months without offset for employment with another organization, and 100% of his unvested options, stock appreciation rights and restricted shares will vest under the terms of the 2002 Stock Incentive Plan.

The Agreement provides that for the term of the Agreement and for up to two years thereafter, Mr. Duggan may not directly or indirectly become employed by, assist or have an interest in any person or entity that is or intends to be in competition with the Company nor may he solicit any employee to leave the employment of the Company and/or work for a competitor.

Item 7.01.    Regulation FD Disclosure

The management change described in Item 5.02 above was described in the Press Release, which is attached hereto as Exhibit 99.1and incorporated herein by reference. In accordance with General Instruction B.2. of Form 8-K, the information contained in Item 7.01 and the Exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as indicated in Item 5.02(c) above or as otherwise expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

99.1        Stereotaxis, Inc. Press Release dated October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: October 03, 2011	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Stereotaxis, Inc. Press Release dated October 3, 2011